UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 30, 2016

NELNET, INC.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street, Suite 100 Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01  Other Events.
Nelnet Servicing, LLC (“Nelnet Servicing”), a subsidiary of Nelnet, Inc. (the “Company” or “Nelnet”) earns loan servicing revenue from a servicing contract with the U.S. Department of Education (the "Department") that currently expires on June 16, 2019.  In April 2016, the Department's Office of Federal Student Aid released information regarding a new contract procurement process for the Department to acquire a single servicing solution to support the management of federal student financial aid, including the servicing of all student loans owned by the Department.  The contract solicitation process is divided into two phases.  Responses for Phase 1 were due on May 9, 2016.

On May 6, 2016, Nelnet Servicing and Great Lakes Educational Loan Services, Inc. (“Great Lakes”) submitted a joint response to Phase I as part of a newly created joint venture.  The joint venture will operate as a new legal entity called GreatNet Solutions, LLC (“GreatNet”).  Nelnet Servicing and Great Lakes each own 50 percent of the ownership interests of GreatNet.

On June 30, 2016, the Department announced which entities were selected to respond to Phase II of the procurement selection process.  GreatNet was one of three entities selected.

Nelnet Servicing and Great Lakes are two of four private sector companies (referred to as Title IV Additional Servicers, or “TIVAS”) awarded a student loan servicing contract by the Department in June 2009 to provide additional servicing capacity for loans owned by the Department.

            As of December 31, 2015, Nelnet was servicing $147.3 billion of student loans for 5.8 million borrowers under their existing servicing contract with the Department.  For the year ended December 31, 2015, Nelnet recognized $133.2 million of revenue from this contract.  As part of the procurement process, the Department requested all entities submitting a response to be able to scale their operations to service up to 35 million borrowers within three years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 30, 2016
NELNET, INC.
By: /s/ JAMES D. KRUGER

Name:	James D. Kruger

Title:	Chief Financial Officer